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                                                                    EXHIBIT 99.1

                      SYNTEL REPATRIATES FUNDS TO THE U.S.

TROY, MI - DECEMBER 9, 2005 -- Syntel's Board of Directors has elected to repatriate earnings of its foreign subsidiary, Syntel Limited, to the U.S. as part of the American Jobs Creation Act of 2004. The Act provides a special one-time favorable effective federal tax rate for U.S.-based organizations. The Company has repatriated approximately $61 million in accordance with the Act. During the fourth quarter of 2005, the Company will record a one-time tax charge of approximately $12 million, on the repatriated amount, including Federal and state taxes and the dividend distribution tax under the Indian Income Tax laws. Proceeds from the repatriation will be reinvested in Syntel's domestic operations consistent with the intent of the legislation.

The Company intends to use the balance of the undistributed earnings and future earnings of foreign subsidiaries to expand operations outside the U.S. and accordingly the balance of undistributed earnings of foreign subsidiaries are considered to be indefinitely reinvested outside the U.S. and no provision for
U. S. federal and state income tax or applicable taxes including the dividend distribution tax has been provided thereon.

Based on the above and current visibility levels, the Company still expects full year 2005 revenue in the range of $222-$225 million, with EPS now in the range of $0.66 to $0.71.


ABOUT SYNTEL
Syntel (NASDAQ: SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company's vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine's "Best 200 Small Companies in America," Syntel has more than 5,500 employees worldwide, is assessed at Level 5 of the SEI's CMMI, BS 7799-2:2002 as well as ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.

SAFE HARBOR PROVISION
This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company's Annual Form 10-K document dated March 15, 2005. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company's concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.